UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – August 19, 2008

WIRELESS AGE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-31338	98-0336674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3565 King Road, Suite 102
King City, Ontario Canada L7B 1M3
(Address of principal executive offices)

(905) 833-2753
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

The Company and the Audit Committee of the Board of Directors of Wireless Age Communications, Inc. (the “Company”) concluded on August 19, 2008 that the Company should restate its consolidated financial statements for the years ended December 31, 2007 and 2006 and quarterly information for the quarter ended March 31, 2008.  The consolidated balance sheets as at December 31, 2007, 2006 and March 31, 2008, and the consolidated statement of operations for the fiscal years ended December 31, 2007 and 2006 have been restated to correct errors as follows: 1) recording of a term loan and short term loan facility drawn by its controlling shareholder Newlook Industries Corp. for which the Company is a co-borrower, and 2) the Company determined that it should reverse the deemed dividends in excess of preferred stock, charged through the statements of operations during fiscal 2006 and 2007 in order to comply with EITF 98-5.

In light of the pending restatements, the Company’s previously filed financial statements for the annual periods ended December 31, 2006 and 2007 and the quarterly period ended March 31, 2008 should no longer be relied upon. As soon as practicable after the filing of this report on Form 8-K the Company will file an amended annual report on Form 10-KSB for the year ended December 31, 2007, which restates the financial statements for each of the two years ended December 31, 2006 and 2007, and amended quarterly report on Form 10-Q for the quarter ended March 31, 2008. Once they are filed, such amended reports will contain full disclosure on the restatements.

The Audit Committee of the Company, upon knowledge of the factors that would lead to the Company's restatement of prior period reports, acted promptly to determine the effect on the disclosure controls and procedures of the Company.

Furthermore, the Audit Committee of the Company discussed the matters referred to above with the Company's independant registered chartered accountants.

In evaluating these controls and procedures, the Company is establishing specific controls related to these matters and will review its conclusions on controls with qualified internal accounting personnel or third party accounting experts.  In addition, the Company will provide its accounting staff with additional training related to generally accepted accounting principles and financial statement reporting matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Wireless Age Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WIRELESS AGE COMMUNICATIONS, INC.

Dated: August 25, 2008	By:	/s/ Gary Hokkanen
Name: Gary Hokkanen
Title: Chief Financial Officer